Filed pursuant to Rule 433(d)
Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

European Appreciation Basket Notes Due December 18, 2008
Final Term Sheet

Aggregate Principal Amount:	$4,000,000

Trade Date:	June 12, 2007

Issue Date:	June 18, 2007

Maturity Date:	December 18, 2008

Initial Issue Price:	100.00%

Underwriting commission:	0.00%

Proceeds to Issuer:	100.00%

Initial rates:	SEK per USD = 7.0355
NOK per USD = 6.0803
RUB per USD = 26.0024
HUF per USD = 189.59

Valuation Date:	December 12, 2008 (subject to Market Disruption Events)

CUSIP:	00254ECP5

ISIN:	US00254ECP51

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc.  by calling 1-888-603-5847.